EXHIBIT (d)(2)(F)

Ameritas Life Insurance Corp.

INSURANCE EXCHANGE RIDER

BENEFIT. If certain conditions are met, you may exchange this policy for a new policy on the life of a substitute insured.

CONDITIONS. In order for you to exchange this policy for a new policy on the life of a substitute insured, the following conditions must be met:

(1)	This policy and this rider must be in force.
(2)	We must receive a written application for insurance in a form acceptable to us, signed by you and the substitute insured.
(3)	We must receive satisfactory proof of the insurability of the substitute insured.
(4)	You must have an insurable interest in the life of the substitute insured.
(5)	Any assignee, lienholder, and irrevocable beneficiary must consent in writing to the exchange.

TERMS OF NEW POLICY. The following will apply to the new policy:

(1)	The specified amount of the new policy may be no greater than the specified amount of this policy.
(2)	The account value of this policy will be transferred to the new policy.
(3)	Any policy debt will be transferred to the new policy.
(4)	We will waive any surrender charges on this policy. If you exercise the free look privilege of the new policy, we will charge you the surrender charges of this policy.
(5)	The policy date of the new policy will be the first monthly date following satisfaction of the conditions stated above.
(6)	The new policy may be any permanent plan issued by us on the policy date of the new policy.
(7)	The incontestability and suicide provisions of the new policy will be measured from the policy date of this policy.
(8)	Insurance under this policy will terminate on the policy date of the new policy.
(9)	Any riders which are a part of this policy will terminate when this policy terminates. If available, riders may be added to the new policy only with evidence of insurability and our consent.

CONTRACT. This rider is made a part of the policy.

TERMINATION. This rider will terminate;

(1)	when the policy terminates; or
(2)	on the annual date nearest the insured's 65th birthday.

AMERITAS LIFE INSURANCE CORP.

Secretary	President

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